EXHIBIT 5.1

                                January 31, 2002


I.D. Systems, Inc.
One University Plaza
Hackensack, New Jersey, 07601

Gentlemen:

          We have acted as counsel to I.D. Systems, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of an aggregate of 821,250 shares (the "Initial Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and the resale of 82,125 shares (the "Warrant Shares") issuable upon exercise of a warrant, dated January 22, 2002, issued by the Company to Sanders Morris Harris, Inc. (the "Warrant").

          In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the: (i) subscription agreements (the
"Subscription Agreements") relating to the purchase of the Shares, (ii) Company's Certificate of Incorporation, as amended, (iii) Company's By-laws, and
(iv) resolutions of the Company's board of directors authorizing the Company to enter into, and consummate, the transactions contemplated by the Subscription Agreements, including the issuance of the Warrant. We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

          Based upon and subject to the  foregoing,  we are of the opinion  that
(a) the Initial Shares have been validly issued and are fully paid and non-assessable and (b) the Warrant Shares, upon issuance and payment in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-B promulgated under the Act.


                                       Very truly yours,


                                       /s/ JENKENS & GILCHRIST PARKER CHAPIN LLP
                                       -----------------------------------------
                                       JENKENS & GILCHRIST PARKER CHAPIN LLP